July 23, 2013

EAGLE ROCK ANNOUNCES SECOND QUARTER 2013 CASH DISTRIBUTION, EARNINGS RELEASE DATE AND AMENDMENT TO SENIOR SECURED CREDIT FACILITY

HOUSTON - Eagle Rock Energy Partners, L.P. (NASDAQ: EROC) (“Eagle Rock” or the “Partnership”) today declared a cash distribution for the quarter ended June 30, 2013 of $0.22 per common and eligible restricted unit, equivalent to $0.88 per unit on an annualized basis.  This distribution is equal to the distribution paid for the first quarter 2013.  The distribution will be paid on Wednesday, August 14, 2013, to unitholders of record as of the close of business on Wednesday, August 7, 2013.
Based on preliminary financial results for the quarter ended June 30, 2013, management expects distribution coverage for the second quarter to be in-line with or slightly improved from first quarter 2013 levels (i.e., substantially below 1.0x) due primarily to the current natural gas liquids pricing environment and lower than expected upstream and midstream volumes through much of the quarter. Management recommended maintaining the $0.22 / unit distribution for the second quarter in part due to its expectation of meaningful volume increases in both operating businesses as soon as the second half of 2013. This expectation is supported by recent higher plant inlet rates in the Texas Panhandle Segment and higher production rates in the Upstream Business. Management will provide further commentary on these developments on the second quarter 2013 earnings conference call.
Amendment to Senior Secured Credit Facility
Eagle Rock also announced today that the Partnership and its lending group amended Eagle Rock's existing senior secured credit facility to allow for a temporary step-up in the Total Leverage Ratio and the Senior Secured Leverage Ratio, as defined in the credit facility, through the third quarter of 2014. The amendment is effective as of June 30, 2013, and adjusts the Total Leverage Ratio and Senior Secured Leverage Ratio covenants as follows:

	Total Leverage Ratio		Senior Secured Leverage Ratio
	Amended	Previous	Amended	Previous
2Q13	5.50x	4.75x	3.15x	2.85x
3Q13	5.50x	4.75x	3.15x	2.85x
4Q13	5.50x	4.50x	3.15x	NA
1Q14	5.25x	4.50x	3.10x	NA
2Q14	5.00x	4.50x	3.05x	NA
3Q14	4.75x	4.50x	2.95x	NA
Thereafter	4.50x	4.50x	NA	NA

Second Quarter 2013 Earnings Release Date and Conference Call Information
The Partnership plans to report second quarter 2013 financial and operating results after market close on Wednesday, July 31, 2013. The second quarter 2013 earnings conference call will be held at 2:00 p.m. Eastern Time (1:00 p.m. Central Time) on Thursday, August 1, 2013.
Interested parties may listen to the earnings conference call live over the Internet or via telephone. To listen live over the Internet, participants are advised to log on to the Partnership's web site at

www.eaglerockenergy.com and select the “Events & Presentations” sub-tab under the “Investor Relations” tab. To participate by telephone, the call in number is 877-293-5457, conference ID 21592571. Participants are advised to dial into the call at least 15 minutes prior to the call. An audio replay of the conference call will also be available for thirty days by dialing 855-859-2056, conference ID 21592571. In addition, a replay of the audio webcast will be available by accessing the Partnership's web site after the call is concluded.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil and condensate logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.
Qualified Notice to Nominees
This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d).  Please note that 100 percent of the Partnership's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Contacts:
Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Vice President, Corporate Finance and Investor Relations, Treasurer

This news release may include "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future, are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility or declines (including sustained declines) in commodity prices; market demand for crude oil, natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the Partnership's ability to retain key customers; the Partnership's ability to continue to obtain new sources of crude oil and natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport crude oil, natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the Securities and Exchange Commission ("SEC") for the year ended December 31, 2012 and the Partnership's Forms 10-Q filed with the SEC for subsequent quarters, including the Partnership's Form 10-Q to be filed for the quarter ended June 30, 2013, as well as any other public filings, and press releases.

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